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                                                                   EXHIBIT 99.1



            GARTNER TO CONVERT $300 MILLION OF NOTES TO COMMON STOCK

     - ACTION WILL REDUCE DEBT TO ZERO, FURTHER STRENGTHENING BALANCE SHEET
                 WITH NO IMPACT ON REPORTED EARNINGS PER SHARE -

STAMFORD, Conn., Sept. 19, 2003-- Gartner, Inc. (NYSE: IT and ITB) ("Gartner" or the "Company"), the world's leading technology research and advisory firm, today said it has been notified by Silver Lake Partners ("SLP") and other noteholders of their decision to convert into Gartner's class A common stock the $300 million face amount of 6% convertible subordinated notes issued to them by Gartner in April 2000.

Converting the notes into common shares will reduce Gartner's debt to zero and further strengthen its balance sheet without having any impact on the Company's reported earnings per share. The notes will be converted into approximately 49 million common shares, which underlying shares have been previously included in Gartner's fully diluted share count used for earnings per share calculations.

Michael D. Fleisher, Chairman and Chief Executive Officer of Gartner, said: "We are very pleased that Silver Lake Partners has elected to convert the notes to stock, underscoring our shared commitment to value creation. Conversion will place us in a very strong financial position with a debt-free balance sheet, $167 million in cash, and significant free cash flow, which totaled $90 million over the past twelve months."

Completion of the conversion process is subject to compliance with applicable regulatory requirements, including Hart-Scott-Rodino review, compliance with contractual provisions, and satisfaction of New York Stock Exchange listing requirements.

ABOUT GARTNER
Gartner, Inc. is a research and advisory firm that helps more than 10,000 clients leverage technology to achieve business success. Gartner's businesses are Research, Consulting, Measurement, Events and Executive Programs. Founded in 1979, Gartner is headquartered in Stamford, Conn., and has more than 3,800 associates, including approximately 1,000 research analysts and consultants, in more than 75 locations worldwide. Revenue for calendar year 2002 totaled $888 million. For more information, visit www.gartner.com.

SAFE HARBOR STATEMENT
This press release contains statements regarding the conversion of the notes held by SLP and others and the future financial condition of Gartner as a result of the conversion of the notes. These statements and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results or events may differ materially from those expressed or implied thereby. Factors that

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could cause actual results or events to differ materially from the forward-looking statements set forth herein include, but are not limited to: a change in the noteholders' determination to convert the notes; legal and other considerations; and Gartner's ability to capitalize on the reduction of its outstanding debt. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances. Other risks may be found in Gartner's reports filed from time to time with the Securities and Exchange Commission, including the Company's Transitional Report on Form 10-KT for the three-month transitional period ended December 31, 2002. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov.

Investor Contact:
Heather McConnell
Vice President, Investor Relations
+1 203 316 6768
heather.mcconnell@gartner.com
www.gartner.com/investors

Media Contact:
Roy Winnick
Kekst and Company
+1-212-521-4842
roy-winnick@kekst.com